Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Shareholder Adopts 10b5-1 Trading Plan

PHOENIX, Ariz. – June 23, 2006 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that its largest shareholder, TPG Advisors II Inc., has entered into a Rule 10b5-1 trading plan as part of TPG’s long-term strategy of reducing its holdings of ON Semiconductor common stock in an orderly manner. The plan has been adopted in accordance with ON Semiconductor’s trading policies and the guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934.

Under the plan, TPG contemplates selling up to a total of 30 million shares of ON Semiconductor common stock during a six-month period that begins July 31, 2006. (ON Semiconductor is scheduled to release its second quarter 2006 results on July 27, 2006.) Up to 10 million shares could be sold at prices of $6.00 or higher, up to 10 million additional shares at prices of $6.25 or higher and up to 10 million additional shares at prices of $6.50 or higher.

The shares covered by the 10b5-1 plan represent approximately 18% of TPG’s total holdings of ON Semiconductor common stock and approximately 9% of the total stock outstanding.

Rule 10b5-1 allows corporate executives, directors and other insiders to establish pre-arranged plans to sell a specified number of shares of a company’s stock at prices and in accordance with a schedule established at the time the plan is adopted. Once the plan is in place, insiders do not retain discretion over transactions to be consummated under the plan, although the insider may later amend or terminate the plan.

Sales made under TPG’s Rule 10b5-1 plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission and will be effected in accordance with Rule 144 under the Securities Act of 1933, including the volume limitations of Rule 144(e).

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of

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ON Semiconductor Shareholder Adopts 10b5-1 Trading Plan

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strategy, plans or intentions. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally , risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.